SALLY BEAUTY HOLDINGS, INC.

May 11, 2012

VIA FACSIMILE AND EDGAR

United States Securities and Exchange Commission

Washington, D.C. 20549

Attention:  Mara Ransom

Re:             Sally Holdings LLC

Sally Capital Inc.

The additional registrants listed on Exhibit A

Amendment No. 2 to Registration Statement on Form S-4/A

Filed on May 11, 2012

File No. 333-179580

Dear Ms. Ransom:

On May 11, 2012, Sally Holdings LLC (the “Company”), Sally Capital Inc. and the additional registrants listed on Exhibit A (collectively with the Company, the “Registrants”)  filed via EDGAR Amendment No. 2 to the above-referenced Registration Statement on Form S-4/A (“Amendment No. 2 to the Registration Statement”).

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the Registrants hereby request that the Securities and Exchange Commission (the “Commission”) accelerate the effective date of the above-referenced Registration Statement and declare the Registration Statement effective as of 10:00 a.m., Washington, D.C. time, on May 15, 2012 or as soon thereafter as practicable.

Sincerely,

SALLY HOLDINGS LLC
SALLY CAPITAL INC.
And the additional registrants listed on Exhibit A

		By:	/s/ Matthew O. Haltom
Matthew O. Haltom
Vice President and Assistant Secretary

cc:	W. Scott Ortwein
Kyle G. Healy

EXHIBIT A

SALLY BEAUTY HOLDINGS, INC.
SALLY INVESTMENT HOLDINGS LLC
ARMSTRONG McCALL HOLDINGS L.L.C.
BEAUTY HOLDING LLC
SALLY BEAUTY INTERNATIONAL FINANCE LLC
DIORAMA SERVICES COMPANY, LLC
SALLY BEAUTY DISTRIBUTION LLC
BEAUTY SYSTEMS GROUP LLC
SALLY BEAUTY SUPPLY LLC
ARMSTRONG McCALL MANAGEMENT L.C.
SALON SUCCESS INTERNATIONAL, LLC
ARMSTRONG McCALL, L.P.
ARMSTRONG McCALL HOLDINGS, INC.
BRENTWOOD BEAUTY LABORATORIES INTERNATIONAL, INC.
BEYOND THE ZONE, INC.
COLORESSE, INC.
ENERGY OF BEAUTY, INC.
ESTHETICIAN SERVICES, INC.
FOR PERMS ONLY, INC.
HIGH INTENSITY PRODUCTS, INC.
ION PROFESSIONAL PRODUCTS, INC.
LAND OF DREAMS, INC.
MIRACLE LANE, INC.
VENIQUE, INC.
NAIL LIFE, INC.
NEW IMAGE PROFESSIONAL PRODUCTS, INC.
PROCARE LABORATORIES, INC.
SALLY BEAUTY DISTRIBUTION OF OHIO, INC.
SATIN STRANDS, INC.
SEXY U PRODUCTS, INC.
SILK ELEMENTS, INC.
TANWISE, INC.
SOREN ENTERPRISES, INC.
POWER IQ, INC.
DESIGN LENGTHS, INC.
FEMME COUTURE INTERNATIONAL, INC.
GENERIC VALUE PRODUCTS, INC.
INNOVATIONS — SUCCESSFUL SALON SERVICES
ARNOLDS, INC.
NEKA SALON SUPPLY, INC.
AERIAL COMPANY, INC.